Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Amendment No. 1 on Form S-3 (Registration No. 333-237335) of our reports dated March 23, 2020, relating to the financial statements of Marvell Technology Group Ltd. and subsidiaries and the effectiveness of Marvell Technology Group Ltd. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marvell Technology Group Ltd. and subsidiaries for the year ended February 1, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

August 28, 2020